Exhibit 10.15

EXECUTION COPY

ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignment and Assumption Agreement (the “Agreement”) made as of February 4, 2008, by and among Serafina Acquisition Limited, a Bermuda exempted company (“Transferor”), and Intelsat (Bermuda), Ltd., a Bermuda exempted company and indirect wholly-owned subsidiary of the Transferor (the “Transferee”).

WHEREAS, Transferor has entered into that certain Share Purchase Agreement (the “Share Purchase Agreement”), dated June 19, 2007, by and among the Transferor, Intelsat Holdings, Ltd. (“Intelsat Holdings”), certain shareholders of Intelsat Holdings and Serafina Holdings Limited (“Serafina Holdings”, the parent of the Transferor, formed by funds controlled by BC Partners Holdings Limited and certain other investors), pursuant to which the Transferor and Serafina Holdings will acquire 100% of the primary equity ownership of Intelsat Holdings (the “New Sponsors Acquisition Transactions”);

WHEREAS, promptly after the consummation of the New Sponsors Acquisition Transactions, the Transferee will transfer certain of its assets and liabilities to a newly formed direct wholly-owned subsidiary, Intelsat Jackson Holdings, Ltd. (the “Intelsat Bermuda Transfer”);

WHEREAS, in connection with the New Sponsors Acquisition Transactions, the Transferor will enter into (a) a $2,805,000,000 Senior Unsecured Bridge Loan Credit Agreement, dated as of February 4, 2008, among the Transferor, the several lenders party thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and the other parties thereto and (b) a $2,155,000,000 Senior Unsecured PIK Election Bridge Loan Credit Agreement, dated as of February 4, 2008, among the Transferor, the several lenders party thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and the other parties thereto (the “Bridge Loan Agreements”);

WHEREAS, it is proposed that, immediately following the consummation of the New Sponsors Acquisition Transactions and the Intelsat Bermuda Transfer (such time, the “Drop Down Effective Time”), Transferor transfer certain of its assets and liabilities (other than the assets and liabilities of Transferor set forth on Schedules A and B hereto) to Transferee, and Transferee assume certain of Transferor’s liabilities, including its liabilities pursuant to the Bridge Loan Agreements;

NOW THEREFORE, the Transferee and the Transferor, intending to be legally bound agree as follows:

Section 1. Contribution of Assets. With effect at the Drop Down Effective Time, Transferor hereby contributes, sells, transfers, conveys, assigns and delivers to Transferee, and Transferee hereby acquires, all of Transferor’s rights, title and interest in and to all of the properties, assets, contracts, rights, privileges, and interests of whatever kind or nature, real or personal, tangible or intangible, of Transferor, wherever located (whether in possession of Transferor, its subsidiaries or affiliates or other third parties) (the “Contributed Assets”); provided, that the Contributed Assets shall not include any of the assets listed on Schedule A (the “Excluded Assets”).

Section 2. Assumption of Liabilities. With effect at the Drop Down Effective Time, Transferee, in consideration of the contribution of the Contributed Assets, hereby expressly assumes and hereafter shall be responsible for the payment, performance and discharge as and when due in accordance with their respective terms of all of the liabilities and obligations of the Transferor, other than the liabilities and obligations listed on Schedule B (the “Excluded Liabilities”), whether known or unknown, liquidated, contingent, accrued or unaccrued, liquidated or unliquidated, absolute, contingent or otherwise and whether due or to become due, (the “Assumed Liabilities”) and agrees to indemnify and to hold Transferor harmless from and against any and all losses, debts, dues, royalties, costs, charges, expenses, liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, claims, actions, causes of action, assessments, amounts paid in settlement, or deficiencies incurred by Transferor in connection with the Assumed Liabilities.

Section 3. Certain Limitations. Notwithstanding anything in this Agreement to the contrary, if any of the assignments or assumptions pursuant to Section 1 or Section 2 hereof, (a) is not permitted by applicable law or by the terms of any contract or (b) would otherwise constitute or result in any violation, breach or default of or under, or which would give another person or persons the right to accelerate the performance of, or the right to cancel or terminate, or which would result in the loss of any benefit or rights under, any contract, or the creation or imposition of any lien or encumbrance on any of the Contributed Assets, whether, in each case, following the expiration of any applicable grace period or the giving of any required notice (any of the contingencies set forth in the foregoing clauses (a) or (b) a “Default”), such assignment or assumption shall automatically be deemed deferred and any such purported assignment or assumption shall be null and void until such time as all legal impediments are removed and all Defaults are eliminated.

Section 4. Further Assurances. Each of Transferor and Transferee agrees to execute any and all such further instruments of conveyance and transfer and of assumption of liabilities and obligations and other documents and to take such further actions, as may be necessary or appropriate to vest in the Transferee all right, title and interest in and to, and obligation for, under applicable law or otherwise, the Contributed Assets and the Assumed Liabilities, in each case with effect from and after the Drop Down Effective Time.

Section 5. Disclaimer of Representations and Warranties. Each of Transferor and Transferee understands and agrees that no party to this Agreement, or any other agreement or document contemplated by this Agreement, or otherwise, is representing or warranting in any way as to the Contributed Assets or Assumed Liabilities transferred or assumed as contemplated hereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any liens, or any other matter concerning, any Contributed Assets, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset, of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon the execution, delivery and filing hereof or thereof. The Contributed Assets are being transferred on an “as is”, “where is” basis and the transferee shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any lien.

Section 6. No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that, other than by operation of law, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

Section 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

Section 8. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity which is not a party hereto.

Section 9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Signatures delivered by telecopy shall have the same effect as the manual original signatures.

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their respective duly authorized officers as a deed, as of the date first above written.

SERAFINA ACQUISITION LIMITED

By:
Name:
Title:

INTELSAT (BERMUDA), LTD.

By:
Name:
Title:

[Serafina Assignment and Assumption Agreement Signature Page]